Exhibit 4.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 16, 2011, is entered into by and among Cowen Group, Inc., a Delaware corporation (“Parent”), and the individuals listed on Schedule A hereto (each, a “Stockholder”, and collectively, the “Stockholders”).

WHEREAS, the Stockholders beneficially own in the aggregate 5,123,438 shares of the common stock, par value $0.01 per share (“Company Common Stock” and such shares of Company Common Stock together with any shares of Company Common Stock acquired by a Stockholder after the date hereof being collectively referred to herein as the “Shares”) of LaBranche & Co Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, Parent, and Louisiana Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, each Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2.  Representations and Warranties of Stockholder.  Each Stockholder hereby represents and warrants to Parent as follows:

(a)           Title to the Shares.  Such Stockholder is the beneficial owner of, and has good and marketable title to, the number of shares of Company Common Stock set forth opposite the name of such Stockholder on Schedule A hereto, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock, (all collectively being “Company Securities”) owned beneficially by such Stockholder.  Such Stockholder does not have any rights of any nature to acquire any additional Company Securities.  Except for (i) that certain Stockholders’ Agreement, effective August 18, 1999, by and among LaBranche & Co Inc. and the Stockholders listed on Schedule I thereto, as may be amended from time to time (the “Stockholders’ Agreement”), (ii) proxies and restrictions in favor of Parent granted pursuant to this Agreement and (iii) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock owned by such Stockholder.

(b)           Individuals.  Such Stockholder is an individual, and not a corporation, limited liability company, partnership, trust or other such entity.

(c)           Authority Relative to this Agreement.  Such Stockholder has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)           No Conflict.  Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by such Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which such Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license, including, without limitation, the Stockholders’ Agreement; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

SECTION 3.  Covenants of Stockholder.

(a)           Restriction on Transfer.  Each Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, such Stockholder shall not, directly or indirectly, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares.

(b)           Additional Shares.  Prior to the termination of this Agreement, each Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock or any other Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof.  Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by such Stockholder.

SECTION 4.  Voting Agreement.

(a)           Voting Agreement.  Each Stockholder hereby agrees, severally and not jointly, that prior to the termination of this Agreement, at any meeting of the stockholders of the

Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall (x) vote the Shares owned beneficially by such Stockholder, and (y) shall direct the holders of any shares of Company Common Stock, the vote of which such Stockholder has the contractual right to direct (the “Directed Shares”), including, without limitation, pursuant to the Stockholders’ Agreement, to vote the Directed Shares, as follows:

(i)            in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii)           against any action or agreement that has or would be reasonably likely to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied;

(iii)          against any Company Acquisition Proposal;

(iv)          against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

(v)           against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

(b)           Grant of Proxy.  Each Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as such Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of such Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares:

(i)            in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii)           against any action or agreement that has or would be reasonably likely to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied;

(iii)          against any Company Acquisition Proposal;

(iv)          against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

(v)           against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, or postpone the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

Each Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of such Stockholder’s duties in accordance with this Agreement.  Each Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement.  Such irrevocable proxy shall be valid until termination of this Agreement.  The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.  Upon the execution of this Agreement, each Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement.  Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and such Stockholder’s granting of the proxy contained in this Section 4(b).  Each Stockholder hereby affirms that the proxy granted in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Stockholder under this Agreement.  If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then each Stockholder agrees to vote the Shares in accordance with Section 4(a).  For Shares as to which any Stockholder is the beneficial but not the record owner, such Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy an irrevocable proxy to the same effect as that contained herein.

(c)           Other Voting.  Each Stockholder shall vote, or direct the holders of the Directed Shares to vote, on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.  Nothing in this Agreement shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by any designee of such Stockholder serving on the Company’s Board of Directors in such designee’s capacity as a director of the Company and in accordance with the Merger Agreement, and no such action taken by such designee in his capacity as a director of the Company shall be deemed to violate any of such Stockholder’s duties under this Agreement.

SECTION 5.  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholders as follows:

5.1.          Organization.  Parent is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

5.2.          Authority Relative to this Agreement.  Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3.          No Conflict.  The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Parent or any other agreement to which such Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6.  Further Assurances.  Each Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7.  Stop Transfer Order.  In furtherance of this Agreement, concurrently herewith each Stockholder shall and hereby does authorize Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares).  Each Stockholder further agrees to cause the Company not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8.  Certain Events.  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.  In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other Company Securities issued to or acquired by a Stockholder.

SECTION 9.  Termination.  This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties on the first to occur of (a) the Effective Time, (b) a Company Adverse Recommendation Change in accordance with the Merger Agreement or (c) the termination of the Merger Agreement, provided that the provisions of Section 10 hereof shall survive any such termination.

SECTION 10.  Miscellaneous.

(a)           Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)           Specific Performance.  The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c)           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d)           Assignment.  Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e)           Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)            Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h)           Notices.  Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(h):

if to Parent:

Cowen Group, Inc.

599 Lexington Avenue

New York, NY 10022

Attention:	Owen S. Littman
General Counsel
Facsimile:	(212) 845-7995

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	David K. Boston
Laura L. Delanoy, Esq.
Facsimile:	(212) 728-8111

if to the Stockholders, at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(i)            Governing Law.  This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

(j)            Exclusive Jurisdiction.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware.  Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN

ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)            Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m)          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

Cowen Group, Inc.

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Chairman and Chief Executive Officer

GEORGE M.L. LABRANCHE, IV

By:	/s/ George M.L. LaBranche, IV
Name: George M.L. LaBranche, IV

WILLIAM J. BURKE, III

By:	/s/ William J. Burke, III
Name: William J. Burke, III

ALFRED O. HAYWARD, JR.

By:	/s/ Alfred O. Hayward, Jr.
Name: Alfred O. Hayward, Jr.